Exhibit 10.4

Memorandum of Understanding

Contract Signing Reminder:

(1) Before signing, you should truthfully fill in and verify the relevant information in this contract to ensure that the aforementioned information is legal, authentic, valid, and complete. At the same time, you should carefully read and fully understand the contract terms.

(2) This contract is based on the “Hong Kong Special Administrative Region Companies Ordinance” and relevant laws and regulations, and is reached between Party A and you (hereinafter referred to as “Party B”) on an equal and voluntary basis.

Party A: Zhidao International (Holdings) Limited (HK Listed Co. Stock code 1220), referred to as “ZIL”

Party B: Student Living (Hong Kong) Culture Technology Limited (B.R. No.:66067583), referred to as “SLHK”

Background:

“SLHK” is a professional Hong Kong student dormitories managment service company. It has a professional team dedicated to assisting, supporting, and solving problems for mainland students coming to Hong Kong for further studies, employment, and accommodation. In recent years, it has continuously helped multiple hotels and properties find suitable students (tenants) to move in, with rents 15-20% higher than the general rental market. “ZIL’’ is a Hong Kong Main Board-listed company with stock code 1220, main business is the supply of aluminium products in construction projects and the provision of construction and engineering services; Now, both parties, on a voluntary, equal, and mutually agreed basis, “ZIL” accepts “SLHK”’s request to jointly develop the student dormitories business and reach the following letter of intent:

Article 1: Cooperation Intent

(1) Collaboration period: August 20, 2025, to July 19, 2028 (inclusive of both dates). Upon expiration, the contract can be renewed for another three years under the same terms.

(2) “SLHK” is responsible for finding suitable and high-potential properties for “ZIL” to select, consider, and purchase as student dormitories. Both parties agree that during the property purchase process, “ZIL’’ will be responsible for all funding. If “SLHK” is willing to contribute partial funds, the property’s total value and investment ratio will determine the proportional share of property ownership as co-owners (“Owners”).

(3) Both parties agree that newly purchased properties must be used as student dormitories and will be exclusively managed by “SLHK”. “SLHK” will be responsible for finding suitable students (tenants), while “ZIL’’ will only charge market-rate rents. “SLHK”’s property management rights will last no less than six years.

(4) “ZIL” will be responsible for all furniture, appliances, broadband internet, and related facilities (hereinafter referred to as “Apartment Facilities”) within the apartment rooms.

(5) “SLHK” must pay “ZIL’’ rents as stipulated in this contract and provide services (including but not limited to: recommending students to “ZIL’’, initially escorting students to the dormitory, explaining dormitory rules, demonstrating facility usage, providing daytime and nighttime emergency contact methods for students, weekly cleaning of public spaces, and simple repairs and replacements of facilities). The service quality must meet both parties’ recognized excellent standards. If “SLHK” violates any terms that harm “ZIL”’s interests, “ZIL’’ has the right to immediately terminate all property management rights and reserve the right to pursue all losses.

(6) If “SLHK” fails to pay “ZIL” rents for over sixty days, “ZIL” has the right to impose a 15% penalty and claim all losses.

(7) During the usage period, students recommended by “SLHK” must pay monthly living expenses (including but not limited to water, electricity, and gas fees).

(8) When the student (tenant)’s usage period expires or this contract is terminated, “SLHK” will bear the costs (including but not limited to repair fees for damaged apartment facilities and cleaning fees for removing non-apartment facility items and garbage).

Article 2: Contract Amendments

(1) If “SLHK” requests early termination of the usage period stipulated in this contract, it must notify “ZIL” sixty days in advance and pay all due rents. Only after meeting these conditions will this contract be terminated.

(2) If “SLHK” intends to continue requesting “ZIL’’ to provide apartment services after the stipulated usage period, it must apply to “ZIL’’ sixty days before the expiration, and both parties will sign a separate agreement upon mutual agreement.

Article 3: Contract Termination

(1) Both parties may terminate this contract upon mutual agreement.

(2) If “ZIL”’s provided apartment becomes uninhabitable due to force majeure or government actions (e.g., government requirements to adjust the apartment layout), this contract will automatically terminate without either party bearing any liability.

(3) “ZIL’’ has the right to unilaterally terminate the contract and claim compensation if “SLHK”:

a. Delays paying “ZIL’’ rents for over sixty days;

b. Refuses to fulfill maintenance and repair obligations as agreed in this contract.

(4) “ZIL’’ may unilaterally terminate the contract and reclaim apartment usage rights if “SLHK”:

a.       Violates Hong Kong laws, uses the apartment for illegal activities, harms public interests, or fails to comply with safety guidelines.

(5) “SLHK” must clean and restore the apartment rooms by or before the contract termination date. If “SLHK” items remain in the apartment the day after termination, they will be deemed abandoned, and the owner has the right to dispose of them.

Article 4: Liability for Breach

(1) The breaching party must pay the non-breaching party a daily penalty amount (daily apartment service fee = monthly fee/30) for each day of delay and compensate for corresponding losses if:

a. “ZIL’’ fails to grant “SLHK” usage rights as agreed;

b. “SLHK” fails to pay rents for over ninety days.

(End of Text)

Party A: Zhidao International (Holdings) Limited	Party B: Student Living (Hong Kong) Culture Technology Limited

Agreed and chop:	Agreed and chop:

For and on behalf of	For and on behalf of

ZHIDAO INTERNATIONAL (HOLDINGS) LIMITED	STUDENT LIVING (HONG KONG) CULTURE TECHNOLOGY LIMITED

/s/ NG TING WAI	/s/ Chun Kwok Ng
Authorized Signature(s)	Authorized Signature(s)

NG TING WAI (General Manager)
Date: August 20, 2025	Date: August 20, 2025

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